Exhibit (d)(6)

EXECUTION VERSION

LIMITED GUARANTEE

This LIMITED GUARANTEE is dated as of August 3, 2011 (this “Limited Guarantee”) and is by Blackstone Capital Partners, VI L.P., a Delaware partnership (the “Guarantor”) in favor of Emdeon Inc., a Delaware corporation (the “Guaranteed Party”).

1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated August 3, 2011, (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into concurrently herewith by and among Beagle Parent Corp., a newly formed Delaware corporation (“Parent”), Beagle Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Guaranteed Party, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment when due of (i) any amounts payable by Parent to the Guaranteed Party under the Merger Agreement pursuant to Section 7.6(b)(v) or 7.6(b)(vi) thereof, and (ii) (x) all accrued interest, costs of enforcement and other amounts payable pursuant to Section 7.6(d) thereof and costs and expenses under the second to last sentence of Section 8.15 thereof and (y) all amounts payable in respect of reimbursement and indemnification pursuant to the second and final sentences of Section 5.12(b) thereof, in the case of clauses (i) and (ii) of this sentence solely to the extent such payment obligations are found in a final judicial determination (or a settlement tantamount thereto) to be due and payable pursuant to the terms and conditions of the Merger Agreement and subject to the limitations on liability set forth therein (the “Obligations”); provided that in no event shall the Guarantor’s aggregate liability under clause (i) of this sentence exceed $ 153 million (one hundred fifty-three million dollars), and in no event shall the Guarantor’s aggregate liability under clause (ii) of this sentence exceed $10 million (ten million dollars) and in no event shall the Guarantor’s total aggregate liability under or in respect of this Guarantee exceed $163 million (one hundred sixty-three million dollars) (collectively, the “Cap”). The parties agree that this Limited Guarantee (i) may be enforced for money damages only and (ii) may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement any amounts other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned, for any reason whatsoever (other than as set forth in the last sentence of Section 8 hereof), the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the Cap) as if such payment had not been rescinded or returned. This Limited Guarantee is an unconditional guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of the Limited Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent and/or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their Affiliates, whether in connection with the Obligations or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to any of the Obligations; (h) the lack of validity or enforceability of the Merger Agreement other than for fraud by the Guaranteed Party or any of its Affiliates; or (i) any breach of the Merger Agreement by Parent and/or Merger Sub.

To the fullest extent permitted by Law the Guarantor hereby expressly, absolutely, irrevocably and unconditionally waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent and/or Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium, Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud, defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or breach by the Guaranteed Party or its controlled Affiliates of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that this Limited Guarantee, including specifically the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter, or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party (as defined in Section 9 herein), except for (i) claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein), (ii) claims against the Guarantor and/or Parent pursuant to the Equity Commitment Letter (subject to the limitations therein), and (iii) claims against Blackstone Management Partners L.L.C. and its Affiliates under the Confidentiality Agreement (the claims referred to in clauses (i), (ii) and (iii) hereof being referred to herein as the “Permitted Claims”). The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates not to institute, in any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby expressly, absolutely, irrevocably and unconditionally waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent and/or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or Law, including, without limitation, the right to take or receive from Parent, Merger Sub or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Limited Guarantee shall have been previously paid in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash immediately available funds of all amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for all amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that (i) Parent or Merger Sub could assert against the Guaranteed Party under the terms of the Merger Agreement; (ii) Parent or Merger Sub or the Guarantor could assert based on fraud by the Guaranteed Party or any of its Affiliates or (iii) the Guarantor could assert based on breach by the Guaranteed Party or its controlled Affiliates of this Limited Guarantee.

The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all negotiations between Parent, Merger Sub or the Guarantor, on the one hand, and the Guaranteed Party, on the other, of the terms of the Merger Agreement, and the transactions contemplated by the Merger Agreement, shall, in each case, likewise be conclusively presumed to have been had or consummated, as the case may be, in reliance upon this Limited Guarantee.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent and/or Merger Sub prior to proceeding against the Guarantor hereunder. The failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Guaranteed Party expressly hereby acknowledges that the only manner in which the Guaranteed Party or any of its controlled Affiliates can obtain any form of money damages or other remedy, in connection with the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party is pursuant to the Permitted Claims.

5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

(e) The representations and warranties of the Guarantor to Parent in Section 14 of the Equity Commitment Letter are true and correct.

6. NO ASSIGNMENT. This Limited Guarantee may not be assigned by any party (except by operation of Law) without the prior written consent of the other party; provided, however, that, without the prior written consent of the Guaranteed Party, the Guarantor may assign its obligation with respect to the Obligations under this Limited Guarantee to one or more of its Affiliates or to one or more private equity funds sponsored or managed by its Affiliates, it being understood that any such assignment shall not, in any event, relieve the Guarantor any of its obligations under this Limited Guarantee. Any attempted assignment in violation of this section shall be null and void.

7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: John G. Finley

Facsimile: (212) 583-5749

with a copy to (which alone shall not constitute notice):

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 01299

Attention: David C. Chapin

Jonathan M. Grandon

R. Newcomb Stillwell

Facsimile: (617) 951-7050

If to the Guaranteed Party, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligations payable under this Limited Guarantee have been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the consummation of the Closing, (ii) the first anniversary after the date hereof (unless the Guaranteed Party has made a claim under this Limited Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally settled, satisfied or otherwise resolved in a final judicial determination or by agreement of the Guaranteed Party and the Guarantor (or its permitted assignee) and (iii) the time at which Obligations equal to the

Cap have been paid in full. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates or their respective successors and assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than the Permitted Claims, then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its controlled Affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

9. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges, with respect to itself and its controlled Affiliates, that no Person other than the Guarantor has any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder and that, notwithstanding that the Guarantor or its general partner (and any assignee permitted under Section 6 hereof) may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) in connection with this Limited Guarantee, the Merger Agreement or the transactions contemplated thereby against, and no personal liability shall attach in connection with this Limited Guarantee, the Merger Agreement or the transactions contemplated thereby to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than any assignee permitted under Section 6 hereof and other than Parent, Merger Sub and their respective successors and assigns), members, managers or general or limited partners of any of the Guarantor or Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee permitted under Section 6 hereof and other than Parent, Merger Sub and their respective successors and assigns) or agent of any of the foregoing (collectively, but not including Parent, Merger Sub, or their respective successors and assigns, each a “Non-Recourse Party”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter, except as expressly permitted therein), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party or any of its controlled Affiliates has in respect of the Merger Agreement or the transactions contemplated thereby are (i) the rights of the Guaranteed Party to recover from Parent and Merger Sub under the Merger Agreement and (ii) the Permitted Claims. The Guaranteed Party acknowledges and agrees that Parent has no assets other than certain contract rights and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. The rights of Guaranteed Party to recover (i) from Parent and Merger Sub under the Merger Agreement and (ii) pursuant to the

Permitted Claims are and shall be the sole and exclusive remedy of the Guaranteed Party and all of its controlled Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except for the Permitted Claims. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein.

10. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF (I) THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND (II) THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (I) THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR (II) THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES THAT A FINAL AND UNAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts (including by facsimile), each such counterpart when executed shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 9 hereof, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

13. CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor or as required by Law.

14. MISCELLANEOUS.

(a) This Limited Guarantee, the Equity Commitment Letter, the Merger Agreement and the Confidentiality Agreement contain the entire agreement between the parties relative to the subject matter hereof and supersede all prior agreements and undertakings between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. No delay or omission on the part of the Guaranteed Party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

(b) Any term or provision hereof that is prohibited, invalid or unenforceable in any situation in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any situation in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8 and 9 and this Section 14(b) hereof.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

Blackstone Capital Partners VI L.P.
By:	Blackstone Management Associates VI L.L.C., its General Partner
By:	BMA VI L.L.C., its Sole Member

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: Senior Managing Director

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

EMDEON INC.

By:	/s/ George L. Lazenby, IV
Name: George L. Lazenby, IV
Title: Chief Executive Officer

[Signature Page to Limited Guarantee]